Exhibit 99.1

Release for 3:00 P.M., C.D.T. November 4th, 2010

Rochester Medical Reports Fourth Quarter and Year-End Results
Stewartville, MN November 4, 2010
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its fourth quarter and year ended September 30, 2010.
The Company reported record sales of $11,121,000 for the current quarter compared to $9,009,000 for the fourth quarter of last year. It also reported quarterly net income of $172,000 or $.01 per diluted share compared to a net loss of ($229,000) or ($.02) per diluted share for the same quarter of last year.
The approximate 23% increase in total sales (26% on a constant currency basis) resulted from a 27% increase in Rochester Medical Branded Sales (31% on a constant currency basis), and a 15% increase in Private Label Sales (15% increase on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the fourth quarter of 2010 the U.S. dollar was somewhat stronger versus the pound sterling, thus having a negative effect on Rochester Medical Branded Sales levels in translated U.S. dollars given the significant volume of branded sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $506,000 or $.04 per diluted share compared to Non-GAAP Net Income of $95,000 or $.01 per diluted share for the fourth quarter of last year. The increase for the current quarter is primarily attributable to increased gross profit from higher sales volume partially offset by increased costs, primarily consisting of increased investment in sales and marketing programs.
For the fiscal year ended September 30, 2010, the Company reported record sales of $41,443,000 compared to sales of $34,799,000 for the previous year. It reported a net loss for the year of ($254,000) or ($.02) per diluted share compared to net income of $109,000 or $.01 per diluted share for the previous year. The approximate 19% increase in annual total sales (19% increase on a constant currency basis) resulted from a 28% increase in Rochester Medical Branded Sales (28% increase on a constant currency basis) and a 1% increase in Private Label Sales (1% increase on a constant currency basis). The decrease in net profit was primarily due to increased investment in sales and marketing.
Non-GAAP Net Income for the current year was $1,220,000 or $.09 per diluted share compared to Non-GAAP Net Income of $865,000 or $.07 per diluted share for the previous year. The increase for the current year on a Non-GAAP basis is primarily due to increased gross profit resulting from higher sales, partially offset by our increased investment in sales and marketing programs.
Commenting on today’s announcement, Rochester Medical CEO and President Anthony Conway said, “Rochester Medical continues to make solid progress. We are particularly pleased that our ongoing strategic effort to grow our branded sales through increased investment in sales and marketing programs is producing positive results. Now, in order to further enhance the sales and acceptance of Rochester Medical’s branded products, we are in the process of significantly expanding our U.S. sales and marketing presence. By 2010 calendar year end, we plan to complete the addition of over 30 new sales people to our staff.”
Conway continued, “This staffing increase and related investment is part of our updated strategic business plan, which includes an objective of doubling the Company’s annual overall sales in the next three fiscal years, while also producing net income in an estimated range of $9 to $10 million dollars in the third year.
“We expect most of the anticipated acceleration in our sales growth rate to occur in fiscal years 2012 and 2013. Sales in fiscal 2011 are expected to remain strong with an annual growth rate in a range comparable to fiscal 2010. Some quarter to quarter fluctuation in sales growth remains likely through the term of the plan, primarily due to the timing of large private label orders. Our expectations for net income exclude any unusual charges or gains that might occur during any fiscal year, and only reflect information available to the Company at this time.”
He concluded, by saying “These are interesting and exciting times for Rochester Medical Corporation.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and our level of success in marketing our Rochester Medical branded products, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company will hold a quarterly conference call to discuss its earnings report and its updated strategic business plan. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).
This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888.680.0890
International:	617.213.4857
Pass code:	33912043
Pre Registration:
Replay will be available for seven days at www.rocm.com or via telephone at: https://www.theconferencingservice.com/prereg/key.process?key=PBNCHWUKF

Domestic:	888-286-8010
International:	617-801-6888
Pass code:	45308247
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Twelve months ended
September 30, 2010

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2010	2009	2010	2009
GAAP Sales as Reported	$11,121,229	$9,009,299	$41,442,680	$34,798,829

Exchange rate as Reported	1.55	1.64	1.56	1.56

Constant Currency Sales	$11,121,229	$8,815,388	$41,442,680	$34,795,716

(1) Exchange rate used for Constant Currency Purposes	1.55	1.55	1.56	1.56

Net Effect of Constant Currency Illustration	$—	$(193,911)	$—	$(3,113)

(1)	For illustrative purposes Constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars. The rate represents the average exchange rate for the respective three or twelve month period.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Twelve months ended
September 30, 2010 and 2009

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2010	2009	2010	2009
GAAP Net Income (Loss) as Reported	$172,000	$(229,000)	$(254,000)	$109,000

Diluted EPS as Reported	$0.01	$(0.02)	$(0.02)	$0.01

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	—	(637,000)

Subtotal	—	—	—	(637,000)

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	129,000	129,000	515,000	515,000
ASC 718 compensation expense (3)	205,000	195,000	959,000	878,000

Subtotal	334,000	324,000	1,474,000	1,393,000

Non-GAAP Net Income	$506,000	$95,000	$1,220,000	$865,000

Non-GAAP Diluted EPS	$0.04	$0.01	$0.09	$0.07

Weighted Average Shares — Diluted	12,785,996	12,702,241	12,888,394	12,639,853

(1)	Settlement income received January 15, 2009 from Covidien Ltd. of $1,000,000, $637,000 after taxes of $363,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2009.

(2)	Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and twelve months ended September 30, 2010 and 2009 related to certain intangibles. The gross amount of amortization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(3)	Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and twelve months ended September 30, 2010 and 2009. The gross amount of compensation expense for the three months ended September 30, 2010 and 2009 is $317,000 and $295,000 net of taxes of $112,000 and $100,000 for net amounts of $205,000 and $195,000 respectively. The gross amount of compensation expense for the twelve months ended September 30, 2010 and 2009 is $1,481,000 and $1,330,000 net of taxes of $522,000 and $452,000 for net amounts of $959,000 and $878,000 respectively.

Rochester Medical Corporation
Press Release — F10 Fourth Quarter
Condensed Balance Sheets

	(unaudited)
	September 30,	September 30,
	2010	2009
Assets

Current Assets
Cash and equivalents	$4,545,907	$6,365,584
Marketable securities	30,967,007	29,896,740
Accounts receivable	7,858,540	6,418,656
Inventories	9,240,291	9,710,234
Prepaid expenses and other assets	846,899	1,076,183
Deferred income tax	872,849	1,153,964

Total current assets	54,331,493	54,621,361

Property and equipment, net	10,017,239	9,683,808
Deferred income tax	1,175,052	768,874
Patents, net	229,106	224,815
Intangible assets, net	5,351,620	6,017,944
Goodwill	4,561,781	4,648,165

Total Assets	$75,666,291	$75,964,967

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,016,058	$1,755,472
Accrued expenses	2,069,222	1,527,352
Short-term debt	2,641,233	2,786,622

Total current liabilities	6,726,513	6,069,446

Long-term liabilities
Other long-term liabilities	46,327	55,889
Long-term debt	—	1,019,735

Total long-term liabilities	46,327	1,075,624

Stockholders’ equity	68,893,451	68,819,897

Total Liabilities and Stockholder’s Equity	$75,666,291	$75,964,967

Rochester Medical Corporation
Press Release — F10 Fourth Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales	$11,121,229	$9,009,299	$41,442,680	$34,798,829

Cost of sales	5,731,716	4,706,579	21,739,014	17,973,314

Gross profit	5,389,513	4,302,720	19,703,666	16,825,515
Gross profit %	48%	48%	48%	48%

Costs and expenses:
Marketing and selling	3,068,288	2,771,460	11,868,737	10,327,396
Research and development	304,548	272,084	1,235,367	1,241,095
General and administrative	1,583,246	1,432,610	6,391,003	6,006,906

Total operating expenses	4,956,082	4,476,154	19,495,107	17,575,397

Income (loss) from operations	433,431	(173,434)	208,559	(749,882)

Other income (expense)

Interest income	139,487	41,705	239,171	283,195
Interest expense	(60,414)	(40,627)	(177,401)	(259,341)
Other income				1,200,442

Net income (loss) before income taxes	512,504	(172,356)	270,329	474,414

Income tax expense	340,485	56,899	523,864	365,742

Net income (loss)	$172,019	$(229,255)	$(253,535)	$108,672

Earnings (loss) per common share — Basic	$0.01	$(0.02)	$(0.02)	$0.01

Earnings (loss) per common share — Diluted	$0.01	$(0.02)	$(0.02)	$0.01

Weighted Average Shares:
Basic	12,142,764	12,091,856	12,181,549	12,045,313

Weighted Average Shares:
Diluted	12,785,996	12,091,856	12,181,549	12,639,853